Exhibit 99.1

EPA Issues Administrative Order to AVX Corporation for Cleanup of New Bedford Harbor

(Greenville, SC. – April 20, 2012 – AVX Corporation (NYSE: AVX) – On April 18, 2012, AVX Corporation (the “Company”) received notice that the Environmental Protection Agency (EPA) has issued an enforcement order to the Company to implement ongoing remedial work at the New Bedford Harbor Superfund Site in New Bedford, Massachusetts (the “Harbor”), including dredging PCB-contaminated sediment from the Harbor.

In 1992, the United States (on behalf of the EPA and the National Oceanic and Atmospheric Administration) and the Commonwealth of Massachusetts entered into a Consent Decree with the Company for payment of past and future response costs and natural resource damages, subject to certain reopener provisions.  The Company paid $66 million, plus interest, in connection with the Consent Decree.

Following the EPA’s 1998 issuance of the “Record of Decision” for the remediation of the Upper and Lower Harbor areas of the Superfund site, the EPA has been performing the remedial design and remedial action work using settlement funds received from the Company and other settling defendants.  The EPA estimates that the net present value of additional costs required to complete the Upper and Lower Harbor cleanup may be as much as $401 million.

The Company has been engaged in discussions with the EPA and the Commonwealth of Massachusetts concerning the Company’s potential remaining liabilities at the Harbor.  The EPA’s enforcement order includes a delayed effective date of sixty days to provide the Company an opportunity to continue discussions with the governments concerning the extent to which the Company would pay for and/or perform the cleanup of the Harbor.

The Company is currently evaluating the EPA’s enforcement order and determining its response and course of action.